Exhibit D(40)

AMENDMENT

The Investment Sub-Advisory Agreement dated December 31, 2001 (the “Agreement”) by and between Massachusetts Mutual Life Insurance Company (“MassMutual”) for the MassMutual Large Cap Growth Fund (the “Fund”) and Alliance Capital Management L.P. (the “Sub-Adviser”), is hereby amended as follows:

1.        Section 6(a) of the Agreement is hereby deleted and replaced with the following:

Effective March 1, 2004, MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid quarterly, in arrears, at the following annual rates on Aggregate Assets: [  ].

2.        Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects. To the extent not preempted by the provisions of any law of the United States heretofore or hereafter enacted, this Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

3.        This Amendment shall become effective on the date first accepted by the Sub-Adviser which date is set forth above the Sub-Adviser’s name on the signature page hereof.

4.        This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Vernon J. Meyer
Name: Vernon J. Meyer
Title: Vice President

ACCEPTED by Sub-Adviser this 14th day of May , 2004

ALLIANCE CAPITAL MANAGEMENT L.P.

By:	Alliance Capital Management Corporation, its General Partner

By:	/s/ Louis T. Mangan
Louis T. Mangan
Assistant Secretary

Accepted and Agreed to by:

MASSMUTUAL INSTITUTIONAL FUNDS on behalf of MassMutual Large Cap Growth Fund

By:	/s/ Thomas M. Kinzler
Name: Thomas M. Kinzler
Title: Vice President and Secretary

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